ELECTRONIC DATA SYSTEMS CORPORATION

                         ANNUAL STATEMENT OF COMPLIANCE



         I, Samuel C. Brenize, Executive Vice President of the Consumer Asset Management Division of the Electronic Data Systems Corporation, a Delaware corporation, (the "Company") in connection with the consummation of the transactions contemplated by the Pooling and Servicing Agreements dated as of March 1, 1994, October 1, 1994, and the Servicing Agreement dated as of May 1, 1995 among Cargill Financial Services Corporation, Equicon Corporation, Norwest Bank Minnesota, N.A., and the Company have been authorized on behalf of the company to make the statement that I do hereby certify that (i) a review of the activities of the Company during such preceding calendar year and of performance under the Agreements has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under these Agreements for the year 1995.



IN   WITNESS   WHEREOF,  I  have  set  my  hand  this  2nd  day  of  July, 1996.



                    ELECTRONIC DATA SYSTEMS
                    CORPORATION



                    By:/s/Samuel C. Brenize
                       Samuel C. Brenize
                       Executive Vice President
                       Consumer Asset Management Division